Exhibit 10.1

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made by and between SENECA FOODS CORPORATION, a New York corporation (“Seneca” or the “Company”), and TIMOTHY J. BENJAMIN (“Executive”).

WHEREAS, Executive has voluntarily announced his retirement as Chief Financial Officer of the Company effective on March 31, 2023; and

WHEREAS, the Company hereby agrees to pay supplemental retirement benefits to Executive upon his retirement on the Separation Date;

NOW, THEREFORE, in view of the premises and in consideration of the agreements and mutual covenants herein set forth, the parties, intending to be legally bound, hereby agree as follows:

1.    Definitions.

For purposes of this Agreement, the following terms will have the meanings stated below:

(a)    “Benefit” means the supplemental retirement benefit payable to Executive pursuant to the terms of this Agreement, as described in Section 2.

(b)    “Beneficiary” means the beneficiary designated by Executive pursuant to Section 5.

(c)    “Cause” means (i) Executive’s engagement in gross negligence, willful misconduct in the performance of his material duties or material responsibilities; (ii) Executive’s failure after written notice to perform his duties or his material breach of any agreement relating to his employment that remains uncured for 7 days after notice to Executive of such failure or breach; or (iii) Executive is charged with or indicted for a felony.

(d)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(e)    “Code Section 409A” means Section 409A of the Code and the regulations and guidance promulgated thereunder.

(f)    “Committee” means the Compensation Committee of the Company’s Board of Directors, as constituted from time to time.

(g)  “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive’s receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(h)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i)    “Good Reason” means:

(A)    a material reduction in Executive’s base salary or bonus opportunity;

(B)    a relocation of Executive’s principal place of employment by more than 50 miles;

(C)    any material breach by the Company of any provision of this Agreement or any other agreement between Executive and the Company;

(D)    a materially adverse change in Executive’s title, authority, duties or responsibilities; or

(E)    a material adverse change in the reporting structure or relationships applicable to Executive.

2.    Supplemental Retirement Benefit.

(a)   The Company shall pay the Benefit (as defined in subsection (b)) to Executive, or to his Beneficiary in the event of Executive’s death, on the earliest to occur of the following:

(i)    Executive’s termination of employment after March 31, 2023 for any reason, after having worked for the Company continuously from the date of this Agreement through March 31, 2023;

(ii)    Executive’s termination by the Company without Cause before March 31, 2023;

(iii)    Executive’s termination of employment prior to March 31, 2023 for Good Reason; or

(iv)    Executive’s death or Disability while employed by the Company before March 31, 2023.

As used herein, the “Separation Date” means the date of Executive’s termination of employment in a manner described in this Section 2(a) or in Section 4(b).

(b)   The “Benefit” payable hereunder shall be a supplemental retirement benefit in the aggregate amount of two hundred and forty thousand dollars ($240,000), payable in 24 equal monthly installments of $10,000 each, beginning with the first month that begins after the Separation Date and continuing for the succeeding twenty-three months, each installment to be paid on or about the first day of the month.

(c)  If Executive is entitled to receive the Benefit but dies before receiving the full Benefit, the remaining installments shall be paid to the Beneficiary he designates pursuant to Section 5 hereof. If the Beneficiary is an individual and dies before receiving all the remaining installments, such unpaid installments shall be paid to the Beneficiary’s estate.

(d)   Before terminating his employment for Good Reason, Executive shall provide the Company with written notice of the existence of the circumstances alleged to constitute Good Reason and a reasonable opportunity to cure such circumstances.

3.    Equity Based Awards.

If Executive’s employment terminates in any of the circumstances described in Section 2(a) or Section 4(b), and notwithstanding any contrary provisions of the applicable equity award agreements, all of Executive’s unvested restricted shares outstanding on the Separation Date shall become vested as of the Separation Date; provided, that with respect to any restricted shares that constitute nonqualified deferred compensation subject to Code Section 409A and that are not permitted to be paid at the vesting without triggering a tax or penalty under Code Section 409A, the payment of such restricted shares shall be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Code Section 409A.

4.    Continued Advisory Services.

(a)  If Executive remains employed by the Company until March 31, 2023 and becomes entitled to the Benefit, Executive further agrees to continue as an employee of the Company after such date and until June 30, 2023; provided, that:

(i)    Executive shall not be required to perform services on a full-time basis during this period¸ but only to be available to provide such reasonable consulting and advisory services as may be requested by the Company and are reasonably consistent with Executive’s status as a former senior executive of the Company; and

(ii)    During this period, Executive will continue to be paid his base salary and to be covered by such benefit plans and program as were in effect as of March 31, 2023.

(b)   If Executive performs additional services in accordance with this Section 4, his Separation Date will be the last date on which he performs such services as an employee.

5.    Designation of Beneficiary.

Executive may designate a beneficiary to receive the remaining installments of the Benefit in the event Executive dies before receiving the full Benefit, by delivering a written notice to the Company stating the name and address of the beneficiary and such other information as the Company reasonably requests. The beneficiary so designated is referred to herein as the “Beneficiary”. If no designation is duly made by Executive, Executive’s Beneficiary will be his spouse or, if Executive is unmarried at the time of his death, Executive’s estate.

6.    Health Benefits; COBRA.

Upon his termination of employment with the Company, Executive will have the right to elect to continue to participate in the Company’s group health plan under applicable COBRA regulations. If Executive’s employment terminates in any of the circumstances described in Section 2(a) or Section 4(b), and Executive elects such COBRA coverage, the Company will pay the same portion of such COBRA premium that it then pays for active employees for a period of eighteen (18) months following the Separation Date. Executive must pay the remaining portion of the COBRA premiums during such period and, if applicable, the full premium thereafter. In accordance with applicable COBRA regulations, Executive’s COBRA coverage will end and no further coverage will be due if Executive becomes eligible for coverage under another group health plan at any time within eighteen months following the Separation Date. Upon expiration of COBRA coverage for any reason, the Company will no longer be responsible for providing health coverage to Executive in any form.

7.    Funding.

(a)  The Benefit payable under this Agreement will be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

(b)  The Benefit paid under this Agreement shall be paid from the general assets of the Company, and neither Executive, his Beneficiary nor his or their heirs or successors shall have any status greater than unsecured general creditors of the Company, and no such person shall have any special or prior right to any assets of the Company for payment of the Benefit or any other any obligation hereunder.

8.    Administration.

The Committee shall be the “plan administrator” with respect to the Benefit provided under this Agreement. As plan administrator, the Committee will have full power, authority and discretion to (i) supply omissions, reconcile inconsistencies and to otherwise interpret this Agreement, (ii) prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of this Agreement, and (iii) make other determinations and take other such actions as it deems necessary or advisable in carrying out its duties under this Agreement. All actions taken by the Committee as plan administrator in connection with the administration of this Agreement or any rules adopted hereunder will be final, conclusive and binding upon Executive, the Beneficiary, and their respective heirs, successors and assigns.

9.    Claims Procedure.

Pursuant to the requirements of ERISA, any claim for benefits under this Agreement will be reviewed and determined in accordance with regulations of the United States Department of Labor stated at 29 CFR §2560.503-1, as such regulations may be amended from time to time, as follows:

(a)   In General. If Executive believes that he is being denied any rights or benefits under this Agreement, he may file a claim in writing with the Committee as Plan Administrator. If any such claim is wholly or partially denied, the Committee as Plan Administrator will notify Executive of its decision in writing. Such notification will contain (1) specific reasons for the denial, (2) specific reference to pertinent provisions of this Agreement, (3) a description of any additional material or information necessary for Executive to perfect such claim and an explanation of why such material or information is necessary, and (4) information as to the steps to be taken if Executive wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Committee as Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances is given to Executive within the initial 90-day period). If such notification is not given within the specified period, the claim will be deemed denied and Executive may then appeal the denial of his claim.

(b)   Appeals. Within 60 days after the date on which Executive receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which denial is deemed to have occurred) Executive (or his duly authorized representative) may (1) file a written request with the Committee as Plan Administrator for a review of his denied claim and of pertinent documents and (2) submit written issues and comments to the Committee as Plan Administrator. The Committee as Plan Administrator will notify Executive of its decision on review in writing. Such notification will be written in a manner calculated to be understood by Executive and will contain specific reasons for the decision as well as specific references to pertinent provisions of this Agreement. The decision on review will be made within 60 days after the request for review is received by the Committee as Plan Administrator (or within 120 days, if special circumstances, such as an election by the Committee as Plan Administrator to hold a hearing, require an extension of time for processing the request, and if written notice of such extension and circumstances is given to Executive within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

10.    Code Section 409A Compliance.

(a)   Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision.

(b)   To the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A, amounts payable under this Agreement on account of any termination of employment shall only be paid if Executive experiences a “separation from service” as defined in Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)   For purposes of this Agreement, the right to a series of installment payments shall be treated as a right to a series of separate payments within the meaning of the Code Section 409A.

(d)  If Executive is a “specified employee” within the meaning of Code Section 409A as of the Separation Date, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which shall be (i) the first day of the seventh month after the date of Executive’s separation from service or (ii) the date of Executive’s death following such separation from service, if earlier. All such amounts that would, but for this Section 9(d), become payable prior to the Delayed Payment Date will be accumulated and paid on or about the Delayed Payment Date.

(e)   Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit

(f)   The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Code Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive and to make all payments in accordance with the terms of this Agreement, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

11.   Miscellaneous Provisions.

(a)   Entire Agreement. This Agreement represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding that subject matter.

(b)   Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, nor does it impose on the Company any obligation (i) to retain Executive as an employee or (ii) to limit in any respect the right of the Company to discharge Executive at any time for any reason.

(c)  Non-alienation. Except as expressly provided herein with respect to payment to a Beneficiary in the event of Executive’s death, the rights and interests of Executive under this Agreement will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive or any person claiming under or through Executive, nor will they be subject to the debts, contracts, or liabilities of Executive or anyone else prior to payment.

(d)   Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication will be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the following addresses:

(i)    If to the Company:

 Seneca Foods Corporation

 3736 South Main Street

 Marion NY 14505

 Attn.: Chief Executive Officer

(ii)   If to Executive:

 7129 Dominica Drive

 Naples, FL 34113

(e)   Legal Construction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York, without regard to such state’s conflict of laws rules, to the extent that such laws are not preempted by ERISA.

(f)    Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto.

(g)   Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates written below.

Dated: June 11, 2021	SENECA FOODS CORPORATION

By: /s/ Paul L Palmby

Name: Paul L. Palmby
Title: President and Chief Executive Officer

Dated: June 11, 2021	EXECUTIVE

By: /s/ Timothy J. Benjamin

Timothy J. Benjamin